                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth TMCC's ratio of earnings to fixed charges for the periods shown:

                                                                                     SIX
                                           NINE MONTHS                              MONTHS
                                              ENDED               YEARS ENDED        ENDED
                                           DECEMBER 31,             MARCH 31,       MARCH 31,    YEARS ENDED SEPTEMBER 30,
                                         -----------------     -----------------    ---------   ----------------------------
                                          2003       2002       2003       2002       2001       2000       1999       1998
                                         ------     ------     ------     ------     ------     ------     ------     ------
                                          (UNAUDITED)
                                                                (U.S. DOLLARS IN MILLIONS)

Income before equity in net loss of
   subsidiary, provision for income
   taxes and cumulative effect of
   change in accounting principle        $  743     $  113     $  177     $  402     $   71     $  170     $  230     $  251
Fixed charges:
  Interest (1)                              433        955      1,167        992        749      1,289        940        994
  Portion of rent expense
     representative of the
     interest factor (deemed to be
     one-third)                               6          6          8          7          3          6          6          5
  Interest associated with Toyota
     Credit Argentina S.A.'s
     offshore debt repaid by TMCC (2)      --            1          1       --         --         --         --         --
                                         ------     ------     ------     ------     ------     ------     ------     ------
Total fixed charges:                     $  439     $  962     $1,176     $  999     $  752     $1,295     $  946     $  999
                                         ======     ======     ======     ======     ======     ======     ======     ======
Earnings available for fixed
  charges:                               $1,182     $1,075     $1,353     $1,401     $  823     $1,465     $1,176     $1,250
RATIO OF EARNINGS TO FIXED
   CHARGES (2)                            2.69x      1.12x      1.15x      1.40x      1.09x      1.13x      1.24x      1.25x

-------------
(1)  For the nine months ended December 31, 2003 and 2002, the years ended March
     31, 2003 and 2002, and the six months ended March 31, 2001, interest expense included net unrealized gains/(losses) associated with derivative fair value adjustments of $125 million, ($322) million, ($335) million, $38 million, and ($23) million, respectively. No such adjustments were recorded prior to the year ended March 31, 2001, as SFAS 133 was adopted effective
     October 1, 2000. Certain prior period amounts have been reclassified to conform with the current period presentation. These include the reclassification of the derivative fair value adjustment into interest expense in the income statement data, made in response to recent SEC public announcements related to the income statement presentation of certain derivative activities. The reclassification had no impact on net financing revenues and other revenues or net income.

(2)  As of December 31, 2003, TMCC has guaranteed payments of principal, interest and premiums, if any, on $148 million principal amount of bonds issued in connection with the manufacturing facilities of certain of its affiliates as well as approximately $30 million of debt of Banco Toyota Do
     Brasil, S.A. As of December 31, 2003, TMCC has not recorded any liabilities under such guarantees. For additional information relating to other commitments and contingent liabilities of TMCC, see Note 16 of the March
     31, 2003 Consolidated Financial Statements and Notes included in TMCC's
     Annual Report on Form 10 K and Note 8 of the December 31, 2003 Consolidated
     Financial Statements and Notes included in TMCC's Quarterly Report on Form
     10 Q, both of which are incorporated by reference in this prospectus and the accompanying prospectus supplement. During the year ended March 31,
     2003, TMCC performed under its guarantee of Toyota Credit Argentina S.A.
     outstanding off shore debt and repaid $35 million of the outstanding balance and accrued interest thereon. TMCC has included the interest expense associated with the guarantee in the ratio of earnings to fixed charges calculation.